Exhibit 23.3

November 16, 2005

Actions Semiconductor Co., Ltd.

15-1, No. 1 HIT Road

Tangjia, Zhuhai

Guangdong 519085

The People’s Republic of China

Re: Actions Semiconductor Co., Ltd.

Ladies and Gentlemen:

We hereby consent to the use of our name and/or the quotation or summarization of our opinion under the captions “Enforceability of Civil Liabilities”, “Legal Matters” and “Experts” in the prospectus included in the registration statement on Form F-1, originally filed by Actions Semiconductor Co., Ltd. on October 24, 2005 (File No. 333-129208), including all amendments or supplements thereto, with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

Zhong Lun Law Firm